UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2004

UNITED PANAM FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

California	000-24051	94-3211687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3990 Westerly Place, Suite 200 Newport Beach, CA	92260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 224-1917

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8– Other Events

Item 8.01 Other Events.

On September 28, 2004, the Company announced that it and its wholly-owned subsidiary Pan American Bank FSB (the “Bank”), completed the sale of all three branches of the Bank. The branches are located in Burlingame, San Carlos and Panorama City, California. The sale of all three branches closed on September 24, 2004. The retail branches of the bank hold $223.4 million worth of deposit liabilities. The Burlingame and San Carlos branches were sold to Guaranty Bank of Austin, Texas and the Panorama City branch was sold to Kaiser Federal Bank of Covina, California.

In addition, on September 28, 2004, the Company announced that it and the Bank completed the sale of certain brokered certificates of deposit of the Bank to EverBank of Jacksonville, Florida. The sale of the brokered certificates of deposit closed on September 28, 2004. The brokered certificates represent $184.3 million of deposit liabilities.

The Company sold the branches and brokered deposits for an aggregate of $7.6 million in deposit premiums.

The sale of the Bank’s branches and brokered deposits is a key element in executing the Company’s strategic plan to shift the funding source of its business to the public capital markets and eliminate reliance on insured deposits of the Bank. The Bank no longer has any retail bank branches and has previously announced that it has entered into a definitive agreement to sell its remaining deposit liabilities.

The press release, which appears as Exhibit 99.1, is filed and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

(b)	Pro forma financial information.

(c)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 28, 2004 regarding the closing of the sale of three Bank branches and the sale of the brokered certificates of deposit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PANAM FINANCIAL CORP.

Date: September 30, 2004	By	/s/ Ray Thousand
Ray Thousand
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 28, 2004 regarding the closing of the sale of three Bank branches and the sale of brokered certificates of deposit.